Exhibit 99.1

News Release Contact: Michael A. Kuglin Chief Financial Officer & Chief Accounting Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Declares Increase in

Annualized Distribution Rate to $1.30 per Common Unit

Whippany, New Jersey, July 22, 2021 -- Suburban Propane Partners, L.P. (NYSE:SPH), today announced that its Board of Supervisors declared an increase in the Partnership’s quarterly distribution from $0.30 to $0.325 per Common Unit for the three months ended June 26, 2021. This quarterly distribution rate equates to an annualized rate of $1.30 per Common Unit, and represents an increase of $0.10 per Common Unit compared to the annualized rate from the previous quarter. The increased quarterly distribution is payable on August 10, 2021 to Common Unitholders of record as of August 3, 2021.

In announcing the increase in the quarterly distribution rate, President and Chief Executive Officer, Michael A. Stivala, said, “We are very pleased to announce this increase in our annualized distribution rate to $1.30 per Common Unit – representing 8.3% growth over the previous annualized distribution rate. Over the course of the past twelve months, we have remained focused on managing the business through the COVID-19 pandemic, executing on our customer base growth and retention initiatives, accelerating our debt reduction efforts, investing in renewable energy solutions and opportunistically refinancing our debt to reduce interest expense and extend maturities.  As we continue to strengthen the balance sheet and execute on our strategic growth plans, we remain committed to delivering sustainable, profitable growth for our valued unitholders.”

Nominees are hereby notified that there is a withholding requirement at the highest applicable effective tax rates for foreign partners from the cash distribution under Section 1446 of the Internal Revenue Code.

About Suburban Propane Partners, L.P.

Suburban Propane Partners, L.P. (“Suburban Propane”) is a publicly traded master limited partnership listed on the New York Stock Exchange.  Headquartered in Whippany, New Jersey, Suburban Propane has been in the customer service business since 1928 and is a nationwide distributor of propane, renewable propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity and an investor in low carbon fuel alternatives, servicing the energy needs of approximately 1 million residential, commercial, governmental, industrial and agricultural customers through approximately 700 locations across 41 states.  Suburban Propane is supported by three core pillars: (1) Suburban Commitment – showcasing the Suburban Propane’s 90+ year legacy, and ongoing commitment to the highest standards for dependability, flexibility, and reliability that underscores Suburban Propane’s commitment to excellence in customer service; (2) SuburbanCares – highlighting continued dedication to giving back to local communities across the Suburban Propane’s national footprint and (3) Go Green with Suburban Propane - promoting the clean burning and versatile nature of propane and renewable propane as a bridge to a green energy future and developing the next generation of renewable energy.  For additional information on Suburban Propane, please visit www.suburbanpropane.com.

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